Exhibit 99.2

DELEK US HOLDINGS, INC. CONFIRMS ONE FATALITY FROM TYLER REFINERY FIRE

BRENTWOOD, Tenn., November 21, 2008 — Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, marketing and retail industries, today confirmed that there has been one fatality resulting from a fire which occurred at the Company’s 60,000-barrel-per-day Tyler, Texas refinery on Nov. 20.

“We are deeply saddened by the loss of our friend and colleague. Our thoughts and prayers remain with the family,” said Frank Simmons, Manager of the Tyler Refinery.

“Our community has banded together during this time of tragic loss,” said Danny Thomas, a United Steel Workers union spokesperson and Chairman of the refinery’s Workman’s Committee.  “In the days and weeks ahead, we will be working to identify the cause and origin of the incident.  We extend our deepest sympathies to the families of all those involved.”

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply of refined products, and retail marketing of fuel and general merchandise. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Discount Food Mart™, Fast Food and Fuel™ and Favorite Markets® brand names.

Investor Relations Contact:
Noel Ryan Director of Investor Relations Delek US Holdings, Inc. 615-435-1356 (Direct)
U.S. Media Contact:	Israel Media Contact:
Susan Morgenstern Lovell Communications Inc. 615-297-7766 615-478-6215 (Cell)	Lior Chorev Arad Communications 011-972-3-644-0404